Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-148838) and related prospectus of Rigel Pharmaceuticals, Inc. for the registration of up to $100,000,000 of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated February 24, 2009, with respect to the financial statements of Rigel Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Rigel Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

February 24, 2009